Exhibit 99.1

Zoom® Telephonics Shareholders Approve Rights Plan to Protect NOL

Boston, MA, November 16, 2015 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today announced that its shareholders have approved a Section 382 Rights Plan (the "Rights Plan"). The Rights Plan is designed to protect Zoom’s net operating loss carryforwards ("NOLs") from the effect of change-of-ownership limitations under Section 382 of the Internal Revenue Code ("IRC"), which could result in significant restrictions on the value of the NOLs.

As of December 31, 2014, Zoom had approximately $49.7 million in NOLs, which can be used in certain circumstances to offset future taxable income, thereby potentially reducing our future U.S. federal income tax liability. Zoom's ability to utilize these tax assets would be substantially limited if an "ownership change" (as defined under IRC Section 382) occurs. According to IRC Section 382, an ownership change occurs when the sum of the maximum percentage increase in ownership for each stockholder owning 5% or more of our Common Stock at any time during a rolling three-year period is greater than 50 percentage points. The purpose of the Rights Plan is to limit the effects of an ownership change occurring under these rules, which will protect Zoom's ability to utilize its NOLs and avoid a reduction in shareholder value that would occur from the NOLs becoming subject to limitations under IRC Section 382.

Under the Rights Plan, Zoom shareholders of record as of the close of business on November 27, 2015 will receive one preferred share purchase right for each share of common stock outstanding. Pursuant to the Rights Plan, if a shareholder (or group) acquires beneficial ownership of 4.9% or more of the outstanding shares of Zoom's common stock without prior approval of the Board of Directors or without meeting certain customary exceptions, the rights would become exercisable and entitle shareholders (other than the acquiring shareholder or group) to purchase additional shares of Zoom common stock at a significant discount and result in significant dilution in the economic interest and voting power of the acquiring shareholder or group. Existing shareholders who currently beneficially own 4.9% or more of the outstanding shares of common stock will cause this dilutive event to occur only if they acquire additional shares representing 0.1% or more of Zoom’s outstanding shares. In its discretion, the Board may exempt certain transactions from the provisions of the Rights Plan, including if it determines that the transaction will not jeopardize the deferred tax assets or the transaction will otherwise serve Zoom's best interests.

The Zoom Board of Directors determined that the Rights Plan was warranted and in the best interest of all shareholders due to the substantial size of the NOLs, the importance of these potential benefits for future cash flows, and the risk of Zoom experiencing an "ownership change" as defined by IRC Section 382. The Rights Plan will continue in effect until November 16, 2018 unless terminated earlier. In addition, the Board of Directors may terminate the Rights Plan if it determines that the NOLs have been exhausted, that the Rights Plan is no longer in Zoom's best interest or if other events occur as described in the Rights Plan that will be filed with the Securities and Exchange Commission. The issuance of the rights is not a taxable event and will not affect Zoom's reported financial conditions or results of operations (including earnings per share).

The Rights Plan is not meant to be an anti-takeover measure, and the Zoom Board of Directors has established a procedure to consider requests to exempt acquisition of Zoom common stock from the Rights Plan if it determines that doing so would not limit or impair the availability of the NOLs.

For additional information, please contact:

Zoom Telephonics
Investor Relations
(617) 753-0897
investor@zoomtel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
(203) 972-9200
jnesbett@institutionalms.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: our ability to generate sales of Motorola brand products; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; the risk that Charter will acquire Time Warner Cable and Bright House and maintain Charter’s policy of not offering customers a savings when customers supply their own cable modem; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.